SUB-ITEM 77C

Shareholder Voting Results

November 17, 2009 Special Meeting of Shareholders

A Special Meeting of Shareholders (the "November 2009
Meeting") of AFBA 5Star Science & Technology Fund (the
"Science & Technology Fund"), a series of AFBA 5Star Funds, was held on Tuesday, November 17, 2009. The following proposal was submitted for a vote of the shareholders of the Science & Technology Fund:

The approval of a new sub-advisory agreement between the Science & Technology Fund's investment adviser, AFBA 5Star
Investment Management Company, and Scout Investment
Advisors, Inc. ("Scout") under which Scout will serve as the Science & Technology Fund's sub-adviser, replacing
TrendStar Advisors, LLC.

A quorum of shares of the Science & Technology Fund issued and outstanding was present at the November 2009 Meeting and the proposal was approved by shareholders of the Science & Technology Fund. The results were as follows:

Fund:                             For:           Against:         Abstain:
Science & Technology Fund       587,338           1,741            2,759

March 12, 2010 Special Meeting of Shareholders

A Special Meeting of Shareholders (the "March 2010
Meeting") of AFBA 5Star Large Cap Growth Fund, AFBA 5Star
Mid Cap Value Fund, AFBA 5Star Small Cap Fund, AFBA 5Star
Science & Technology Fund, AFBA 5Star Balanced Fund and
AFBA 5Star Total Return Bond Fund (each a "Fund" and, collectively, the "Funds"), each a series of AFBA 5Star
Funds, was held on Friday, March 12, 2010. The following proposal was submitted for a vote of the shareholders of the Funds:

The approval of Agreements and Plans of Reorganization, each providing for (i) the acquisition of all of the assets and the assumption of all of the liabilities of a Fund, in exchange for shares of beneficial interest of the corresponding FBR Fund, each of which is a series of The
FBR Funds, a Delaware statutory trust, listed opposite its name in the following chart, and (ii) the subsequent liquidation of the Funds:

AFBA 5STAR FUNDS                              THE FBR FUNDS

AFBA 5Star Large Cap Growth Fund       FBR Pegasus Fund(TM)
AFBA 5Star Mid Cap Value Fund          FBR Pegasus Mid Cap Fund(TM)
AFBA 5Star Small Cap Fund             FBR Pegasus Small Cap Growth Fund(TM)
AFBA 5Star Science & Technology Fund   FBR Technology Fund
AFBA 5Star Balanced Fund               FBR Balanced Fund
AFBA 5Star Total Return Bond Fund      FBR Core Bond Fund

A quorum of shares of the each of the Funds issued and outstanding was present at the March 2010 Meeting and the proposal was approved by shareholders of the Funds. The results were as follows:

Fund:                                     For:      Against:   Abstain:
AFBA 5Star Large Cap Growth Fund       2,398,523    15,976     4,339
AFBA 5Star Mid Cap Value Fund          1,097,452    11,606     2,794
AFBA 5Star Small Cap Fund                951,199     8,775     9,846
AFBA 5Star Science & Technology Fund     472,118     9,240     3,544
AFBA 5Star Balanced Fund               3,202,065    54,369    60,357
AFBA 5Star Total Return Bond Fund      2,563,154    17,715     6,033